UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. [ ])
[xx]	Filed by Registrant
[ ]	Filed by a Party other than the Registrant

Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[xx]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Under Section 240.14a-12

Citizens Financial Services, Inc. . (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[xx]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:
[ ]	Fee paid previously with preliminary materials.
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

CITIZENS FINANCIAL SERVICES, INC.
15 South Main Street
Mansfield, Pennsylvania 16933

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 15, 2014

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Citizens Financial Services, Inc. (the “Company”) will be held at 12:00 noon, local time, on Tuesday, April 15, 2014 at the Tioga County Fairgrounds Main Building, 2258 Charleston Road, Wellsboro, Pennsylvania 16901, for the following purposes:

1.	To elect three Class 3 directors to serve for three-year terms and until their successors are duly elected and qualified;

2.	To ratify the appointment of S.R. Snodgrass, P.C., Certified Public Accountants, as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2014; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

NOTE: The Board of Directors is not aware of any other business to come before the meeting.

Record holders of the Company’s common stock at the close of business on February 24, 2014 are entitled to receive notice of the Annual Meeting and to vote at the meeting and any adjournment or postponement of the meeting.

                 BY ORDER OF THE BOARD OF DIRECTORS,

                /s/Randall E. Black

                 Randall E. Black
                 Chief Executive Officer and President

March 6, 2014
Mansfield, Pennsylvania

IMPORTANT: The prompt return of proxies will save the Company the expense of further requests for proxies in order to ensure a quorum.  Shareholders of record may vote their proxies by mail, by Internet, or in person.  Voting instructions are printed on your proxy card or vote authorization.   A printed proxy card for the Annual Meeting and a self-addressed return envelope will be mailed to all shareholders of record on March 17, 2014.   No postage is required if mailed in the United States.

_____________________________________________________________________________________________

PROXY STATEMENT
OF
CITIZENS FINANCIAL SERVICES, INC.
_____________________________________________________________________________________________

           This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Citizens Financial Services, Inc., (the “Company”), a Pennsylvania corporation headquartered at 15 South Main Street, Mansfield, Pennsylvania 16933, to be used at the Annual Meeting of Shareholders.  The Annual Meeting will be held at the Tioga County Fairgrounds Main Building, 2258 Charleston Road, Wellsboro, Pennsylvania 16901 on Tuesday, April 15, 2014 at 12:00 noon, local time.  This Proxy Statement and related proxy card will be available beginning on March 6, 2014 to shareholders of record as of February 24, 2014.

GENERAL INFORMATION ABOUT VOTING

Who Can Vote at the Meeting

You are entitled to vote your shares of the Company’s common stock only if the records of the Company show that you held your shares as of the close of business on February 24, 2014.  As of the close of business on February 24, 2014, a total of 3,019,134 shares of common stock were outstanding.  Each share of common stock has one vote.

Attending the Meeting

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you.  As the holder of record, you have the right to give your proxy directly to us by mail or by voting via the Internet or to vote in person at the meeting.

If you are the beneficial owner of the Company’s common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of your ownership of such stock to be admitted to the meeting.  A recent brokerage statement or letter from a bank or broker are examples of proof of ownership.  If you want to vote your shares of the Company’s common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who is the record holder of your shares.

Quorum and Vote Required

Quorum.  The Annual Meeting will be held only if there is a quorum.  A quorum exists if a majority of the outstanding shares of common stock entitled to vote is represented at the meeting.

Votes Required for Proposals.  In voting for the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees.  There is no cumulative voting for the election of directors.  Directors must be elected by a plurality of the votes cast at the Annual Meeting.  The term “plurality” means that the three nominees for Class 3 directors receiving the largest number of votes cast will be elected as Class 3 directors.

In voting for the ratification of the appointment of S.R. Snodgrass, P.C., Certified Public Accountants (“S.R. Snodgrass, P.C.”), as our independent registered public accounting firm, you may vote in favor of the proposal, against the proposal or abstain from voting.  This proposal will be decided by the affirmative vote of a majority of the votes cast at the Annual Meeting.

How We Count Votes.  If you return valid proxy instructions, vote via the Internet, or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting.  Broker non-votes also will be counted for purposes of determining the existence of a quorum.

In the election of directors, votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In counting votes on the proposals to ratify the selection of the independent registered public accounting firm, abstentions and broker non-votes will have no effect on the proposals.

Voting By Proxy

The Board of Directors is making available this Proxy Statement for the purpose of requesting that you allow your shares of the Company’s common stock to be represented at the Annual Meeting by the persons named in the proxy card.  All shares of common stock represented at the Annual Meeting by properly executed and dated proxy cards will be voted according to the instructions indicated on the proxy card or as indicated when you vote via the Internet.  If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

•	“FOR” THE ELECTION OF THREE CLASS 3 DIRECTORS TO SERVE FOR THREE-YEAR TERMS AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED; AND

•	“FOR” RATIFICATION OF S.R. SNODGRASS, P.C. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

If any matter not described in this Proxy Statement is properly presented at the Annual Meeting, the persons named on the proxy card will use their own best judgment to determine how to vote your shares.  The Company does not know of any other matters to be presented at the Annual Meeting.

You may revoke your proxy at any time before the vote is taken at the meeting.  To revoke your proxy you must either advise the Secretary of the Company in writing before your common stock has been voted at the Annual Meeting, deliver a signed later dated proxy, vote on a later date via the Internet, or attend the meeting and vote your shares in person.  Please note all votes cast via the Internet must be cast prior to 11:59 p.m. Eastern Time on April 14, 2014.  Attendance at the Annual Meeting will not in itself constitute revocation of your proxy.

If your common stock is held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted.  Your broker, bank or other nominee may allow you to deliver your voting instructions via telephone or the Internet.  Please see the instruction form provided by your broker, bank or other nominee that accompanies this Proxy Statement.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

The Company’s Board of Directors currently consists of ten members, all of whom are independent under the listing standards of the Nasdaq Stock Market, except for Mr. Black, who is Chief Executive Officer and President of the Company and First Citizens Community Bank (the “Bank”).  In determining the independence of its directors, the Board considered transactions, relationships and arrangements between the Company and its directors that are not required to be disclosed in this Proxy Statement under the heading “Transactions with Related Persons,” including the fact that Director van der Hiel’s daughter is an employee of the Bank and loans or lines of credit that the Bank has directly or indirectly made to Directors Coolidge, Freeman, van der Hiel, Dalton, Graham, Kosa, Landy, Chappell, Black and DePaola.

Board Leadership Structure and Board’s Role in Risk Oversight

The Board of Directors has determined that the separation of the offices of Chairman of the Board and Chief Executive Officer and President will enhance Board independence and oversight.  Moreover, the separation of the Chairman of the Board and Chief Executive Officer and President will allow the Chief Executive Officer and President to better focus on his responsibilities of running the Company, enhancing shareholder value and expanding and strengthening our franchise while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.  Consistent with this determination, R. Lowell Coolidge serves as Chairman of the Board of Directors.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success.  We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk.  Management is responsible for the day-to-day management of the risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management.  In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.  To do this, the Chairman of the Board meets regularly with management to discuss strategy and risks facing the Company.  Senior management attends Board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters.  The Chairman of the Board and independent members of the Board work together to provide strong, independent oversight of the Company’s management and affairs through its standing committees and, when necessary, special meetings of independent directors.   The Board periodically meets in executive session without management present.  Topics for discussion may include the evaluation of the Chief Executive Officer and President, management succession planning and such other matters as they may deem appropriate.  In 2013, the Board held four executive sessions.

Code of Ethics

The Company and the Bank have adopted a Code of Ethics that is designed to ensure that the Company’s and Bank’s directors, executive officers and employees meet the highest standards of ethical conduct.  The Code of Ethics requires that the Company’s and Bank’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s and Bank’s best interest.  Under the terms of the Code of Ethics, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code.

Committees of the Board of Directors

The following table identifies the members of our Audit and Examination, Compensation/Human Resource, and Governance and Nominating Committees as of February 24, 2014.  All members of each committee are independent in accordance with the listing standards of the Nasdaq Stock Market, except for Mr. Black, the Company’s Chief Executive Officer and President, who serves on the Governance and Nominating Committee.  Based on the number of independent directors currently serving on the Governance and Nominating Committee, the Company believes that the functions of this committee are sufficiently performed by the current members.  The Board’s Audit and Examination, Compensation/Human Resource, and Governance and Nominating Committees
each operate under a written charter that is approved by the Board of Directors.  Each committee reviews and reassesses the adequacy of its charter at least annually.  The charters of all three committees are available in the Corporate Governance section of our website (www.firstcitizensbank.com).

Director	Audit and Examination Committee	Compensation/ Human Resource Committee	Governance and Nominating Committee
Randall E. Black			X
Robert W. Chappell		X	X
R. Lowell Coolidge			X
Mark L. Dalton	X	X	X *
Rinaldo A. DePaola		X	X
Thomas E. Freeman	X	X	X
Roger C. Graham, Jr.	X
E. Gene Kosa	X *
R. Joseph Landy		X *

Number of Meetings in 2013	7	4	2

* Denotes Chairperson

Audit and Examination Committee.  The Audit and Examination Committee oversees the Company's accounting and financial reporting processes.  It meets periodically with the independent registered public accounting firm, management and the internal auditors to review accounting, auditing, internal control structure and financial reporting matters.  The Audit and Examination Committee does not have an “audit committee financial expert.”  However, the Board of Directors believes that each Audit and Examination Committee member has sufficient knowledge in financial and auditing matters to serve on the committee.  The committee has the authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The report of the Audit and Examination Committee required by the rules of the Securities and Exchange Committee (“SEC”) is included in this proxy statement.  See “Report of the Audit and Examination Committee.”

Compensation/Human Resource Committee. The Compensation/Human Resource Committee is appointed by the Board of Directors of the Company to assist the Board in developing compensation philosophy, criteria, goals and policies for the Company’s executive officers that reflect the values and strategic objectives of the Company and its affiliates that align their interests with the interests of the stockholders. The Committee administers the Company’s compensation plans, including the annual incentive plan, restricted stock plan and tax-qualified defined benefit plan. The Committee reviews and evaluates the terms of employment and change in control agreements for our executive officers.

Consistent with SEC disclosure requirements, the Compensation/Human Resource Committee has assessed the Company's compensation programs and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company or its affiliates.  Our risk assessment process included: (1) a review of program policies and practices; (2) a program analysis to identify risk; and (3) determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control and the support of the programs and their risks to Company strategy.  Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company or our affiliates. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and are supported by the oversight and administration of the Compensation/Human Resource Committee with regard to executive compensation programs.

Governance and Nominating Committee. The Governance and Nominating Committee takes a leadership role in shaping governance policies and practices, including recommending to the Board of Directors the corporate governance policies and guidelines that should be adopted by the Company and monitoring compliance with these policies and guidelines.  In addition, the Governance and Nominating Committee is responsible for identifying individuals qualified to become Board members, considering the candidates recommended by shareholders for Board membership, and recommending to the Board the director nominees for election at the next Annual Meeting of Shareholders.  It manages the Board’s annual review of its performance and recommends director candidates for each committee for appointment by the Board.  The procedures of the Governance and Nominating Committee required to be disclosed by the rules of the SEC are set forth below.

In order to improve director effectiveness, each year each director evaluates every other director on an anonymous basis using a set of extensive performance criteria.  The results of those evaluations are collected by a third party service provided.  The Chairman and Vice Chairman analyze the results and executive sessions of the Board are held to discuss the overall results of the evaluations.

Governance and Nominating Committee Procedures

Minimum Qualifications.  The Governance and Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors.  A candidate must meet the eligibility requirements set forth in the Company’s Articles of Incorporation and Bylaws, and must meet any qualification requirements set forth in any Board or committee governing documents.  In particular, to encourage directors to demonstrate confidence and support of the Company, the Board of Directors has adopted a stock ownership requirement whereby each Company non-employee director shall beneficially own an amount of Company common stock equal to the greater of (1) three times the previous year’s cash retainer, based on the Company’s common stock price on the previous December 31st or (ii) 1,000 shares.  Newly appointed or elected non-employee directors shall have up to 36 months to accumulate the minimum number of qualifying shares.

The Governance and Nominating Committee will consider the following criteria in selecting nominees for initial election or appointment to the Board: financial, regulatory and business experience; familiarity with and participation in the local community; integrity, honesty and reputation; dedication to the Company and its shareholders; independence; and any other factors the Governance and Nominating Committee deems relevant, including age, geographies, size of the Board of Directors and regulatory disclosure obligations.  Further, when identifying nominees to serve as director, the Governance and Nominating Committee seeks to create a Board that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance.

In addition, prior to nominating an existing director for re-election to the Board of Directors, the Governance and Nominating Committee will consider and review an existing director’s Board and committee attendance and performance, length of Board service, experience, skills and contributions that the existing director brings to the Board, equity ownership in the Company, and independence.

Process for Identifying and Evaluating Nominees. The process the Governance and Nominating Committee follows when it identifies and evaluates individuals to be nominated for election to the Board of Directors is as follows:

Identification.  For purposes of identifying nominees for the Board of Directors, the Governance and Nominating Committee relies on personal contacts of the committee and other members of the Board of Directors as well as its knowledge of members of the Bank’s local communities.  The Governance and Nominating Committee will also consider director candidates recommended by shareholders in accordance with the policy and procedures set forth above.  The Governance and Nominating Committee has not previously used an independent search firm in identifying nominees.

Evaluation.  In evaluating potential nominees, the Governance and Nominating Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above.  In addition, the Governance and Nominating Committee will conduct a check of the individual’s background and interview the candidate.

Consideration of Recommendations by Shareholders.  It is the policy of the Governance and Nominating Committee of the Board of Directors of the Company to consider director candidates recommended by shareholders who appear to be qualified to serve on the Company’s Board of Directors.  The Governance and Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of
Directors and the Governance and Nominating Committee does not perceive a need to increase the size of the Board of Directors.  In order to avoid the unnecessary use of the Governance and Nominating Committee’s resources, the Governance and Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Shareholders.  To submit a recommendation of a director candidate to the Governance and Nominating Committee, a shareholder should submit the following information in writing, addressed to the Secretary of the Company at the main office of the Company:

1.	The name and address of the person recommended as a director candidate;

2.
All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

3.	The written consent of the person being recommended as a director candidate to be named in the Proxy Statement as a nominee and to serve as a director if elected;

4.
As to the person making the recommendation, the name and address, as they appear on the Company’s books, of such person, and number of shares of common stock of the Company owned by such person; provided, however, that if the person is not a registered holder of the Company’s common stock, the person should submit his or her name and address along with a current written statement from the record holder of the shares that reflects the recommending person’s beneficial ownership of the Company’s common stock; and

5.	A statement disclosing whether the person making the recommendation is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s Annual Meeting of Shareholders, the recommendation must be received by the Governance and Nominating Committee at least 120 calendar days prior to the date the Company’s Proxy Statement was released to shareholders in connection with the previous year’s Annual Meeting, advanced by one year.

Director Compensation

The following table sets forth information concerning the compensation of non-employee directors during the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Robert W. Chappell	29,692	4,500	447	34,639
R. Lowell Coolidge	45,167	4,500	432	50,099
Mark L. Dalton	31,092	4,500	499	36,091
Rinaldo A. DePaola	29,092	4,500	499	34,091
Thomas E. Freeman	29,332	4,500	506	34,338
Roger C. Graham, Jr.	31,192	4,500	499	36,191
E. Gene Kosa	29,977	4,500	192	34,669
R. Joseph Landy	30,432	4,500	358	35,290
Rudolph J. van der Hiel	33,429	4,500	432	38,361

(1)	Directors Landy and Kosa elected to defer fees earned pursuant to the Citizens Financial Services, Inc. Directors Deferred Compensation Plan.

(2)
Reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 – Share Based Payment.  The amounts were calculated based upon the Company’s stock price of $50.00 on the date of grant.  For all directors, stock award amounts represent grants of 90 shares of common stock made under the 2012 directors’ incentive program and granted in 2013.

The foregoing table reflects the following arrangements:

Fees.  During 2013, our directors, except for Directors Coolidge, Black, and van der Hiel, received the following fees for service on our Board of Directors: $455 for attending a board meeting and strategic retreat or training session; $17,000 annual retainer; $300 monthly fee for committee meeting attendance; $160 for participation in a Board conference call; and $200 for attending an advisory board meeting.  Additionally, committee chairpersons for Credit Committee, Audit and Examination Committee, Compensation/Human Resource Committee, and Governance and Nominating Committee receive a $1,500 annual retainer.   Director Coolidge, who served as the Company’s and the Bank’s Chairman, and Director van der Hiel who served as the Company’s and Bank’s Vice Chairman received a fixed annual sum of $43,456 and $31,529, respectively, in lieu of all director’s fees and committee member fees in 2013.  Directors Coolidge and van der Hiel also receive an advisory board fee of $200 per attended meeting.

Deferred Compensation Plan.  The Company maintains the Directors Deferred Compensation Plan as a vehicle for non-employee directors to defer retainers and meeting fees.  Participants are eligible for a distribution under the plan upon the earlier of death, disability, or separation from service as a non-employee director of the Company.  At the election of each participant, distributions are made in either a lump sum or in a series of five annual installments.  In addition, the plan provides for distributions in the event of an unforeseeable emergency as such term is defined under Section 409A of the Internal Revenue Code.  Directors Landy and Kosa are currently participating in the plan.

Life Insurance.  In addition to these fees, each active director is provided a $100,000 life insurance benefit.  Once a director retires, insurance coverage continues but the benefit declines as the age of the retired director increases.  Total premiums paid in 2013 for life insurance on behalf of the current and retired directors was $2,035.

Performance Stock Awards.  Non-employee directors are eligible to receive an annual stock grant based on Company and Bank performance under our 2006 Restricted Stock Plan.  As a result of our strong financial performance and the successful achievement of bank performance goals in 2012, our non-employee directors received a payout under our annual incentive plan.

Meetings of the Board of Directors

The Board of Directors oversees all of the Company’s business, property and affairs.  The Chairman of the Board and the executive officers keep the members of the Board informed of the Company’s business through discussions at Board meetings and by providing them reports and other materials.  During 2013, the Company’s Board of Directors held 7 regular meetings.  Each of the directors attended at least 75% of aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he served.

 Meetings of the Advisory Boards

The Board of Directors utilizes advisory boards in branches currently served by the Bank.  Advisory boards are composed of well respected people from the community, the office manager, and a member of the Board of Directors (who serves as a non-voting member of the advisory board).  The Board member serves as a communication link to share, with the advisory board, the appropriate information occurring at Board of Directors’ meetings, as well as communicating to the Board of Directors advisory board issues and suggestions.  Advisory boards meet monthly.  A fee of $200 is paid for attendance at the monthly advisory board meeting.

Attendance at the Annual Meeting

The Company expects its directors to attend annual meetings of shareholders.  All but one director attended the 2013 Annual Meeting of Shareholders.

AUDIT-RELATED MATTERS

Report of the Audit and Examination Committee

The Audit and Examination Committee met with management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit and Examination Committee discussed these matters with the Company’s independent registered public accounting firm and with appropriate Company financial personnel and internal auditors. The Audit and Examination Committee also discussed with the Company’s senior management and independent registered public accounting firm the process used for certifications by the Company’s Chief Executive Officer and Chief Financial Officer which are required for certain Company filings with the SEC.

The Audit and Examination Committee meets with the independent registered public accounting firm, the internal auditors, the Chief Financial Officer and the Risk/Compliance Officer on a number of occasions, each of whom has unrestricted access to the Audit and Examination Committee.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls.

The independent registered public accounting firm audited the annual financial statements prepared by management, expressed an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with U.S. generally accepted accounting principles and discussed with the Audit and Examination Committee any issues the independent registered public accounting firm believed should be raised with the Audit and Examination Committee.

The Audit and Examination Committee reviewed with management and S.R. Snodgrass, P.C. the Company’s audited financial statements, as well as the audit of management’s assessment of internal control over financial reporting and met separately with both management and S.R. Snodgrass, P.C. to discuss and review those financial statements and reports prior to issuance.  Management has represented, and S.R. Snodgrass, P.C. has confirmed, to the Audit and Examination Committee, that the financial statements were prepared in accordance with U.S. generally accepted accounting principles.

The Audit and Examination Committee has received the written disclosures and the letter from S.R. Snodgrass, P.C. required by applicable requirements of the Public Company Accounting Oversight Board regarding S.R. Snodgrass, P.C.’s communications with the Audit and Examination Committee concerning independence, and has discussed with S.R. Snodgrass, P.C. its independence.  The Audit and Examination Committee also discussed with S.R. Snodgrass, P.C. matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  The Audit and Examination Committee implemented a procedure to monitor auditor independence, reviewed audit and non-audit services performed by S.R. Snodgrass, P.C., and discussed with the auditors their independence.

In reliance on these reviews and discussions referred to above, the Audit and Examination Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the SEC.  The Audit and Examination Committee and the Board have also recommended the selection of S.R. Snodgrass, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

The Audit and Examination Committee
of Citizens Financial Services, Inc. and First Citizens Community Bank

E. Gene Kosa  (Chairman)
Mark L. Dalton
Thomas E. Freeman
Roger C. Graham, Jr.

Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ending December 31, 2013 and 2012, respectively, by S.R. Snodgrass, P.C.:

	Year Ended December 31,
	2013	2012
Audit Fees	$135,233	$125,568
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees(1)	$79,857	$127,286
TOTAL	$215,090	$252,854

(1)
Other fees related primarily to assistance with consulting services related to regulatory compliance, facilitation of strategic planning and enterprise risk management sessions with management and the Board of Directors.

Policy on Audit and Examination Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit and Examination Committee is responsible for appointing and overseeing the work of the independent auditing firm.  In accordance with its charter, the Audit and Examination Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent auditing firm.  Such approval process ensures that the external auditor does not provide any non-audit services to the Company that are prohibited by law or regulation.

In addition, the Audit and Examination Committee has established a policy regarding pre-approval of audit and permissible non-audit services provided by the independent auditing firm.  Management’s requests that particular services by the independent auditing firm be pre-approved under the auditor services policy must be specific as to the particular services to be provided.

The request may be made with respect to either specific services or a type of service for predictable or recurring services.

During the year ended December 31, 2013, all audit and non-audit services were approved, in advance, by the Audit and Examination Committee in compliance with these procedures.

STOCK OWNERSHIP

The following table sets forth, as of February 24, 2014, the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner of more than 5% of the Company’s outstanding common stock, the number of shares beneficially owned by such person and the percentage of the Company’s outstanding common stock so owned.  A person or entity may be considered to beneficially own any shares of common stock over which the person or entity has, directly or indirectly, sole or shared voting or investing power.

Name and Address	Number of Shares Beneficially Owned		Percent of Outstanding Common Stock Beneficially Owned
R. Lowell Coolidge P.O. Box 41 Wellsboro, Pennsylvania 16901	204,842	(1)	6.8%
Robert M. Jones, Jr. (2) 805 Tanager Drive Bluefield, Virginia 24605	160,886	(2)	5.3%

(1)	Mr. Coolidge beneficially owns 165,548 shares individually, and his remaining 39,294 shares are held by his spouse.
(2)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission on March 31, 2011.

The following table sets forth the information concerning the number of shares of Company common stock beneficially owned, as of February 24, 2014, by each present director, nominee for director and named executive officer in the compensation table set forth later in this proxy statement and by all directors and executive officers as a group.  A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.  Unless otherwise indicated, none of the shares listed are pledged as security, and each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Randall E. Black	18,487	(1)	*
Jeffrey B. Carr	886	(2)	*
Robert W. Chappell	4,807	(3)	*
R. Lowell Coolidge	204,842	(4)	6.8%
Mark L. Dalton	1,729	(5)	*
Rinaldo A. DePaola	7,176	(6)	*
Thomas E. Freeman	3,891		*
Roger C. Graham, Jr.	32,398		1.1%
Mickey L. Jones	6,561	(7)	*
E. Gene Kosa	2,413	(8)	*
R. Joseph Landy	14,247	(9)	*
Terry B. Osborne	7,486	(10)	*
Rudolph J. van der Hiel	16,018	(11)	*
Jeffrey L. Wilson	2,561	(12)	*
Executive Officers and Directors as a Group (18 persons)	334,189	(13)	11.1%

* Less than 1%.
(1)
Mr. Black beneficially owns 1,146 shares individually, 14,801 shares jointly with his spouse, and 277 shares are held by his spouse.  Also includes 2,263 shares of restricted stock for which Mr. Black has voting but not investment power.

(2)	Mr. Carr beneficially owns 548 shares individually. Also includes 338 shares of restricted stock for which Mr. Carr has voting but not investment power.
(3)	Mr. Chappell beneficially owns 2,947 shares individually, 1,677 shares jointly with his mother, and his remaining 183 shares are held jointly with an unrelated third party.
(4)	Mr. Coolidge beneficially owns 165,548 shares individually, and his remaining 39,294 shares are held by his spouse.
(5)	Of the 1,729 beneficially owned shares, 1,450 shares are pledged as collateral on a loan.
(6)
Mr. DePaola beneficially owns 2,070 shares individually, 3,522 shares jointly with his spouse, 1,313 shares are held by his spouse, and his remaining 271 shares are held by his spouse as custodian for their son.

(7)	Mr. Jones beneficially owns 4,755 shares and 764 shares are held by his spouse. Also includes 1,042 shares of restricted stock for which Mr. Jones has voting but not investment power.
(8)	Mr. Kosa beneficially owns 2,333 shares jointly with his spouse, 59 shares in an investment club, and his remaining 21 shares are held by his spouse.
(9)	Mr. Landy beneficially owns 10,141 shares individually, and 4,106 shares jointly with his spouse.
(10)
Mr. Osborne beneficially owns 6,700 shares jointly with his spouse.  Also includes 786 shares of restricted stock for which Mr. Osborne has voting but not investment power.  Of the 6,700 beneficially owned shares, 3,477 shares are pledged as collateral on a loan.

(11)	Mr. van der Hiel beneficially owns 14,250 shares individually, 23 shares jointly with his spouse, and his remaining 1,745 shares are held by his spouse.
(12)
Mr. Wilson beneficially owns 1,096 shares individually, 1,072 shares jointly with his spouse, and 4 shares are held by his spouse.  Also includes 389 shares of restricted stock for which Mr. Wilson has voting but not investment power.

(13)	Includes 1,269 shares of restricted stock beneficially owned by executive officers not individually listed in the table for which the executive officer has voting but not investment power.

ITEMS TO BE VOTED ON BY STOCKHOLDERS

Item 1     Election of Directors

The Company’s Board of Directors consists of ten members. The Board is divided into three classes with three-year staggered terms, known as Class 1, Class 2 and Class 3.  The Class 3 directors elected at this Annual Meeting will serve for three-year terms.   The Class 1 and Class 2 directors will continue to serve for one and two years, respectively, in order to complete their three-year terms.

The Board of Directors fixed the number of directors in Class 3 at three and has nominated Randall E. Black, R. Lowell Coolidge, and Rinaldo A. DePaola for election as Class 3 directors to hold office for three-year terms to expire at the 2017 Annual Meeting of Shareholders or until their successors are duly elected and qualified.  All Board nominees are currently directors of the Company and the Bank.

Unless you indicate on your proxy card or via the Internet that your shares should not be voted for certain nominees, the Board of Directors intends that the proxies solicited by it will be voted for the election of all of the Board’s nominees.  If any nominee is unable to serve, the persons named on the proxy card would vote your shares to approve the election of any substitute nominee proposed by the Board of Directors.  At this time, the Board of Directors knows of no reason why any nominees might be unable to serve.

The Board of Directors recommends that you vote “FOR” the election of the Board’s nominees.

Information regarding the Board of Directors’ nominees and the directors continuing in office is provided below.  Ages are as of February 24, 2014.  Based on their respective experiences, qualifications, attributes and skills set forth below, the Board of Directors determined that each current director should serve as a director.

Nominees for Election as Class 3 Directors – Terms Expire in 2017

Randall E. Black has served as the Chief Executive Officer and President of the Company and the Bank since April 2004, and prior to 2004 was the Chief Financial Officer for the Bank.  Mr. Black’s extensive experience in the local banking industry and involvement in business and civic organizations in the communities in which the Bank serves afford the Board valuable insight regarding the business and operation of the Bank.  Mr. Black’s knowledge of the Company’s and Bank’s business and history, combined with his success and strategic vision, position him well to continue to serve as our Chief Executive Officer and President.  Age 47.  Director of the Company and the Bank since 2004.

R. Lowell Coolidge is an attorney-at-law with the firm of Walrath and Coolidge, located in Wellsboro, Pennsylvania.  Mr. Coolidge’s 44 years expertise as partner in a local law firm and his involvement in business and civic organizations in the communities in which the Bank serves provide the Board valuable insight.  Mr. Coolidge holds more than 5% of the Company’s outstanding shares and he has been Chairman of the Company and Bank since 1998.  Age 73.  Director of the Company and the Bank since 1984.

Rinaldo A. DePaola is an attorney-at-law with the firm of Griffin, Dawsey, DePaola & Jones located in Towanda, Pennsylvania.  Mr. DePaola’s 29 years expertise as a partner in a local law firm and his involvement in business and civic organizations in the communities in which the Bank serves provide the Board valuable insight.  Mr. DePaola’s years of providing legal counsel and operating a law office position him well to continue to serve as a director for the Company.  Age 58.  Director of the Company and the Bank since 2006.

Continuing Class 1 Directors – Terms Expire in 2015

Robert W. Chappell is an attorney-at-law with the firm of van der Hiel, Chappell & Loomis located in Mansfield and Rome, Pennsylvania.  Mr. Chappell’s 19 years expertise as a partner in a law firm and his involvement in business and civic organizations in the communities in which the Bank serves provide the Board valuable insight.  Mr. Chappell’s years of providing legal counsel and operating a law office position him well to continue to serve as a director for the Company.  Age 47.  Director of the Company and the Bank since 2006.

Roger C. Graham, Jr. is retired from Graham Construction and Excavating.  Mr. Graham owned and operated Graham Construction & Excavating for 20 years.  As a retired, successful business owner, Mr. Graham has a knowledgeable skill set that positions him well to continue to serve as a director for the Company.  Mr. Graham is Chairman of the Credit Committee.  Age 58.   Director of the Company and the Bank since 2001.

E. Gene Kosa is a partner in EDKO Farms and president of EDKO Farms, Inc., an agricultural production and service business, located in Ulysses, Pennsylvania.  Mr. Kosa has successfully managed an agricultural business for 39 years.  As a business owner, Mr. Kosa has a knowledgeable skill set that positions him well to continue to serve as a director for the Company.  Mr. Kosa is Chairman of the Audit and Examination Committee.  Age 67.  Director of the Company and the Bank since 2001.

R. Joseph Landy is an attorney-at-law with the firm of Landy & Landy located in Sayre, Pennsylvania.  Mr. Landy’s 35 years expertise as a partner in a law firm and his involvement in business and civic organizations in the communities in which the Bank serves provide the Board valuable insight.  Mr. Landy’s years of providing legal counsel and operating a law office position him well to continue to serve as a director for the Company.  Mr. Landy is Chairman of the Compensation/Human Resource Committee.  Age 59.  Director of the Company and the Bank since 2001.

Continuing Class 2 Directors – Terms Expire in 2016

Mark. L. Dalton is a retired independent consultant/producer for Gannon Associates, an insurance company in Towanda, Pennsylvania.  Mr. Dalton has 32 years of business experience, both as a business owner and consultant.  As a retired business owner, Mr. Dalton has a knowledgeable skill set that positions him well to continue to serve as a director for the Company.  Mr. Dalton is Chairman of the Governance and Nominating Committee.  Age 59.  Director of the Company since 1998 and director of the Bank since 1997.

Thomas E. Freeman is regional manager with the company Blue Ridge Communications in Mansfield, Pennsylvania.  Mr. Freeman has worked in business for 34 years.  His business expertise and involvement in numerous civic and philanthropic organizations provide valuable insight to the Board and position him well to serve as a director for the Company.  Age 53.  Director of the Company and the Bank since 2010.

Rudolph J. van der Hiel serves, as of August 2005, in an “of Counsel” capacity for the law firm of van der Hiel, Chappell & Loomis located in Mansfield and Rome, Pennsylvania.  Mr. van der Hiel is a part time Episcopal priest for various churches in Ontario, Canada, and Pennsylvania and retired attorney-at-law with the law firm of van der Hiel, Chappell & Loomis.  Mr. van der Hiel’s 40 years of providing legal counsel and operating a law office, as well as his community involvement through his church affiliations, position him well to continue to serve as a director for the Company.  Mr. van der Hiel has been Vice Chairman of the Company and Bank since November 2009.  Age 74.  Director of the Company since 1984 and director of the Bank since 1975.

Executive Officers Who Are Not Directors

Name	Age as of February 24, 2014	Principal Occupation for Past Five Years
Gregory J. Anna	52
In April 2011 was named Senior Vice President, Information Systems Manager for the Bank.  Prior to 2011 was Vice President, Technology & Operations since 2007.  Prior to 2007 was Assistant Vice President, Data Operations Manager for the Bank since 2002.  Mr. Anna is the husband of Kathleen M. Campbell.

Kathleen M. Campbell	53	Senior Vice President, Marketing and Training Manager for the Bank since 2002. Ms. Campbell is the wife of Gregory J. Anna.
Jeffrey B. Carr	44	In July 2012 was named Senior Vice President, Chief Retail Banking Officer. Prior to 2012 was Vice President, Regional Manager since 2005.
Mickey L. Jones	53
In April 2010 was named Executive Vice President, Chief Operating Officer, and Chief Financial Officer for the Company and Bank.  Prior to 2010 was Executive Vice President and Chief Financial Officer for the Company and Bank since 2007.  Prior to 2007 was Senior Vice President, Chief Financial Officer and Treasurer of the Company and Bank since June 2004.

Robert B. Mosso	43
In April 2011was named Senior Vice President, Wealth Management Division Manager for the Bank.  Prior to 2011 was Vice President, Wealth Management Division Manager since 2004.  Prior to 2004 was a Trust Officer for the Bank.  Secretary of First Citizens Insurance Agency, Inc.

Terry B. Osborne	60
In November 2010 was named Executive Vice President, Chief Credit Officer and Secretary of the Company and Bank.  Previously was Executive Vice President and Secretary of the Company and Bank since December 1991 and September 1983, respectively.

Cynthia T. Pazzaglia	55	In April 2011 was named Senior Vice President, Human Resource Manager for the Bank. Prior to 2011 was Vice President, Human Resource Manager for the Bank since 1999.
Jeffrey L. Wilson	52
In April 2011 was named Senior Vice President, Chief Lending Officer for the Bank.  Prior to 2011 was Vice President, Chief Lending Officer since 2010.  Prior to 2010 was a Vice President, Business Development Officer since September 1987 for the Bank.

Executive officers are elected annually and serve at the discretion of the Board.

Item 2   Ratification of Independent Registered Public Accounting Firm

The Audit and Examination Committee of the Board of Directors has appointed S.R. Snodgrass, P.C. to be the Company’s independent registered public accounting firm for the 2014 fiscal year, subject to ratification by shareholders.  A representative of S.R. Snodgrass, P.C. will be present at the Annual Meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement should he or she desire to do so.

If ratification of the appointment of the auditor is not approved by a majority of the votes cast by shareholders at the Annual Meeting, other independent registered public accounting firms will be considered by the Audit and Examination Committee of the Board of Directors.

The Board of Directors unanimously recommends that you vote “FOR” ratification of the appointment of S.R. Snodgrass, P.C. as the Company’s independent registered public accounting firm for fiscal year 2014.

Compensation/Human Resource Committee Report

The Compensation/Human Resource Committee has reviewed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission.  Based on such review and discussion, the Compensation/Human Resource Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.  See “Compensation Discussion and Analysis.”

The Compensation/Human Resource Committee
of Citizens Financial Services, Inc. and First Citizens Community Bank

R. Joseph Landy  (Chairman)
Robert W. Chappell
Mark L. Dalton
Rinaldo A. DePaola
Thomas E. Freeman

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion provides a description of our decision making process and philosophy for compensating our named executive officers in 2013. This discussion also describes the material components of each named executive officer’s total compensation package and details the reasoning behind the decisions made in 2013. This discussion should be read together with the compensation tables for our named executive officers located in the “Executive Compensation” section of this proxy statement.

Our 2013 named executive officers are Randall E. Black – Chief Executive Officer/President, Mickey L. Jones – Executive Vice President and Chief Operating Officer/Chief Financial Officer, Terry B. Osborne – Executive Vice President/Chief Credit Officer, Jeffrey L. Wilson – Senior Vice President/Chief Lending Officer and Jeffrey B. Carr – Senior Vice President/Chief Retail Banking Officer.

Executive Summary

It is the intent of the Compensation/Human Resource Committee to provide our named executive officers with a total compensation package that is market competitive, promotes the achievement of our strategic objectives and is aligned with operating and other performance metrics to support long-term shareholder value. In addition, we have structured our executive compensation program to include elements that are intended to create an appropriate balance between risk and reward.

Fiscal Year 2013 Company Performance

Margin compression and increasing regulatory burdens were challenges faced by all financial institutions during 2013.  Even with this, we are pleased that 2013 represents very strong financial performance and is the second highest level of earnings in the history of the Company.  The earnings level and outstanding shareholder return results in the Company remaining a strong and well capitalized financial institution.

2013 financial highlights include:

•	Earning levels. Net income for 2013 totaled $13.4 million, or $4.42 per share, compared to $14.2 million, or $4.65 per share, for 2012.

•
Solid performance metrics.  Return on average equity (ROE) and return on average assets (ROA) remained at high levels.  ROE was 14.89% and 17.48% for 2013 and 2012, respectively, while ROA was 1.51% and 1.62%.  Both metrics, ROE and ROA, are significantly above our local and national peers.

•
Growth.   As of December 31, 2013 total assets were $914.9 million compared to $882.4 million at the end of last year, representing a 3.7% increase.  Importantly, net loans increased $37.8 million, or 7.6%, to a total of $533.5 million.  Deposits increased $11.2 million, or 1.5%, to a total of $748.3 million.

•
Strong asset quality.   Even with substantial loan growth, asset quality remained strong, as nonperforming assets totaled $10.2 million, or 1.88% of total loans, compared to $9.2 million, or 1.83% of total loans, last year.  Annualized net loan charge-offs as a percent of total loans remained low at .02%, the same as 2012.

•
Shareholder return.  Cash dividends per share totaled $1.22 per share for 2013 compared with $1.51 per share for 2012, adjusted for stock dividends.  Included in 2012’s amount was an accelerated dividend for January 2013 of $.38 per share.  Our strong capital position allowed us to accelerate the January 2013 dividend for payment in December of 2012.  This was done in an effort to benefit the Company’s shareholders because of the great uncertainty surrounding negotiations over possible increased federal income tax rates which were being discussed in the latter part of 2012.  Additionally, our total return performance for the six years ended December 31, 2013 was 274%, which significantly exceeded the S&P 500, SNL Bank NASDAQ, SNL Mid-Atlantic Bank and SNL Bank $500-$1B stock indexes for that same time period.

Fiscal Year 2013 Compensation Decisions

Against the backdrop of our solid financial performance and shareholder return, the Compensation/Human Resource Committee, along with our Chief Executive Officer/President, took the following actions related to our named executive officers’ compensation and benefit arrangements for 2013:

•
Chief Executive Officer/President.  The Board of Directors conducted a performance review of our Chief Executive Officer/President for purposes of evaluating his performance during the 2013 fiscal year.  The Board of Directors concluded that our Chief Executive Officer/President continues to exhibit strong business and leadership skills and is moving the Company in a direction that continues to enhance long-term shareholder value.  Therefore, the Company extended the term of our Chief Executive Officer/President’s employment agreement through June 2016.

•
Other Named Executive Officers.  Our Chief Executive Officer/President conducted a performance review for our other named executive officers and determined that the officers continue to contribute greatly to the success of the Company and its affiliates.  Therefore, the Company extended the terms of the change in control agreements with our Executive Vice President and Chief Operating Officer/Chief Financial Offer and Executive Vice President/Chief Credit Officer.  In addition, effective January 1, 2014, the Chief Executive Officer/President increased the annual base salary for our Senior Vice President/Chief Lending Officer by 3.0% to $128,750 and increased our Senior Vice President/Chief Retail Banking Officer annual base salary by 3.13% to $126,000 and awarded each executive a restricted stock award of 49 shares.

•
Annual incentives.  As a result of our strong financial performance and the successful achievement of individual performance goals, our named executive officers earned awards under our 2012 Annual Incentive Plan and the awards were distributed in the first calendar quarter of 2013.   The awards (if any) under the 2013 Annual Incentive Plan have not been determined, however the Compensation/ Human Resource Committee expects the plan calculations to be made and awards determined (if any) by March 2014.  See “Performance-Based Cash Compensation” for additional information on the 2013 Annual Incentive Plan.  See also “Executive Compensation—Grants of Plan-Based Awards” for information on potential incentive awards under the 2013 Annual Incentive Plan.

Compensation Philosophy

Our compensation and benefits program for our named executive officers is designed to provide a competitive compensation package which includes a performance-based component that is paid in cash and Company stock.  Specifically, the program is designed to accomplish the following objectives:

•	Align the interests of executives with the interests of shareholders in the creation of long-term shareholder value;

•	Reinforce key business objectives and deliver executive benefits in a cost effective manner;

•	Encourage management ownership of our common stock; and

•	Attract and retain talented members of senior management.

Management and our Compensation/Human Resource Committee work together to ensure that our named executive officers are held accountable and rewarded for delivering superior performance and enhanced shareholder returns.

Elements of Our Compensation and Benefits Program

           To achieve our objectives, we structured a compensation and benefit program that provides our named executive officers with the following:

•	Base salary;
•	Performance-based cash compensation through our Annual Incentive Plan;
•	Long-term equity awards through our Annual Incentive Plan;
•	Retirement benefits; and
•	Employment and change in control agreements.

The elements of a named executive officer’s total compensation package will vary depending upon the executive’s job position and responsibilities.

Base Salary

Base salaries are used to reward our executives for performing the core responsibilities of their positions and to provide them with a level of security with respect to a portion of their total compensation.  The Compensation/Human Resource Committee considers compensation information provided by SNL Financial when determining base salaries for our named executive officers, along with other factors, such as an executive’s qualifications, experience, position responsibilities and performance in relation to established goals.  See “Peer Group” for information on the financial institutions that make up our peers for 2013.  The Compensation/Human Resource Committee reviews the base salaries for our named executive officers on an annual basis.

Performance-Based Compensation

Our 2013 Annual Incentive Plan is designed to recognize and reward participants for their collective and individual contributions to our success.  The objectives of the plan are: (i) to reward results, not effort; (ii) align our strategic plan, budget and shareholder interests with participant performance; (iii) motivate and reward participants for achieving and potentially exceeding performance goals; (iv) align incentive pay with performance; (v) enable us to attract and retain the talent needed to drive our success, and: (vi) encourage teamwork across the Company and Bank.  The Compensation/Human Resource Committee in consultation with executive management administers the plan.  All of our named executive officers participated in the 2013 Annual Incentive Plan.  The 2013 Annual Incentive Plan awards (if any) will be paid out in cash and Company stock in accordance with the terms of the plan.

The incentive award opportunities noted below are shown as a percentage of base salary.  For purposes of the 2013 Annual Incentive Plan, “base salary” is defined as compensation earned by a participant for services rendered to the Company, excluding the following items: profit sharing contributions, discretionary incentive compensation, cash payments received for waiving employer-paid health insurance, cell phone allowances and fringe benefits.

	2013 Annual Incentive Plan Opportunities
Position	Minimum	Target	Maximum
Chief Executive Officer/President	0.0%	25.0%	50.0%
Executive Vice President and Chief Operating Officer/Chief Financial Officer	0.0%	20.0%	40.0%
Executive Vice President/Chief Credit Officer	0.0%	15.0%	30.0%
Senior Vice President/Chief Lending Officer	0.0%	10.0%	25.0%
Senior Vice President/Chief Retail Banking Officer	0.0%	10.0%	25.0%

The performance period under the 2013 Annual Incentive Plan is January 1, 2013 – December 31, 2013, however, the administrative procedures necessary to calculate the awards under the plan have not been completed.  The Company expects to receive the peer group data necessary to calculate the 2013 Plan incentive awards (if any) by the end of March 2014.   If target or maximum performance measures are achieved, plan participants will receive a payout under the 2013 Annual Incentive Plan.  If our named executive officers receive a payout under the 2013 Annual Incentive Plan, the payout will be distributed in cash and Company common stock.  The percentage of stock and cash distributed as a 2013 Annual Incentive Plan payout will depend upon the executive’s achievement of his or her performance goals and job position.   See “Executive Compensation –Grants of Plan Based Awards” for information on potential payouts under the 2013 Annual Incentive Plan.

Performance Measures under the 2013 Annual Incentive Plan

There are three (3) categories in which performance is measured under the 2013 Annual Incentive Plan: Company/Bank performance, branch/departmental performance and individual performance.  The Company/Bank performance goals focus on core measures of profitability, risk and compliance, credit quality and efficiency of Company and Bank resources.

For 2013, our Company/Bank goals consisted of return on equity compared with a regional peer group (using a three year average for 2013), return on assets compared with a regionalized peer group (using a three year average for 2013), earnings per share growth compared to bank growth goals (also using a three year average for 2013), efficiency ratio targets (compared to peer group using a three year average for 2013), credit quality targets (compared to peer group using a three year average for 2013), total shareholder return targets (compared to peer group using a three year average for 2013) and regulatory performance measurements.  Branch goals included various measures, most notably loan and deposit growth, and branch profitability targets.  Departmental goals included various projects, strategic initiatives and work performance measurements.  The individual component was based upon the individual employee’s performance appraisal.  The plan’s components have varying weights assigned as well as varying award opportunities based upon job function.

The following chart sets forth the 2013 goal weighting for our named executive officers.

Position	Company/Bank	Branch/Departmental	Individual
Chief Executive Officer/President	80%	10%	10%
Executive Vice President and Chief Operating Officer/Chief Financial Officer	70%	20%	10%
Executive Vice President/Chief Credit Officer	60%	30%	10%
Senior Vice President/Chief Lending Officer	50%	40%	10%
Senior Vice President/Chief Retail Banking Officer	50%	40%	10%

Long-Term Equity Incentives/Stock Grant Practices

Equity incentives are one of the most important elements of the total compensation package for our named executive officers.  The purpose of these awards is to attract and retain superior talent, further align employees and non-employee directors with shareholder interests, closely link employee and non-employee compensation with our performance, and maintain high levels of executive and non-employee director stock ownership.  It is our intent to use the grant of restricted stock under the 2006 Restricted Stock Plan as the primary vehicle for providing long-term incentive compensation opportunities to our named executive officers and for aligning their interests with those of our shareholders.  In general, vesting of restricted stock awards under the 2006 Restricted Stock Plan is tied to continued service and/or satisfaction of performance goals set forth under our 2013 Annual Incentive Plan.  See “Performance-Based Compensation” for information on specific performance goals for our named executive officers.  Generally, restricted stock awarded to our named executive officers is subject to a three (3) year vesting schedule. Shares of restricted stock vest ratably over a three-year period commencing on the first anniversary of the date of grant and continuing each anniversary date thereafter.  The 2006 Restricted Stock Plan Award Agreements for our named executive officers provide that vesting will accelerate in the event of death, disability, change in control or involuntary termination without cause.

The Compensation/Human Resource Committee’s process with respect to the determination of grant dates is made after carefully considering our timing of earnings releases and/or other material nonpublic information to ensure that there is no manipulation of the market to an executive’s benefit.  Similarly, we never time the release of material nonpublic information to affect the value of executive compensation.  In general, the release of such information reflects established timetables for the disclosure of material nonpublic information such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure.

Retirement Benefits

We provide retirement benefits to our named executive officers through our tax-qualified defined benefit, our tax-qualified defined contribution plan, and our non-qualified supplemental executive retirement plan (“SERP”).  Effective January 1, 2008, we converted our traditional defined benefit pension plan to an account balance-based pension plan, which is also referred to as a cash balance plan.  Under our cash balance plan, participants are credited with a percentage of their compensation each year and, upon termination of employment, may receive their benefit in a lump sum or in monthly installments.  Our tax-qualified defined contribution plan (“401(k) plan”) provides our eligible employees with a vehicle to defer a portion of their compensation and invest their elective deferrals in a variety of investment funds.  In addition, the 401(k) plan provides for an employer safe harbor contribution to eligible participants equal to 100% of a participant’s elective deferrals that are not in excess of 1% of the participant’s compensation, plus 50% of the participant’s elective deferrals that exceed 1% of compensation.  In no event will the employer safe harbor matching contributions exceed 3.5% of a participant’s compensation in a plan year.  We view our retirement benefits as a means of providing financial security to our employees after they have spent a substantial portion of their careers with us.  All of our named executive officers participate in our retirement plans.

In addition to our cash balance plan, we also provide our Chief Executive Officer/President, Executive Vice President and Chief Operating Officer/Chief Financial Officer and Executive Vice President/Chief Credit Officer with SERP benefits.  The SERP serves to help us attract and retain executive talent by providing each executive with a supplemental retirement benefit equal to a specific percentage (Chief Executive Officer/President 16.4%, Executive Vice President and Chief Operating Officer/Chief Financial Officer 13.6%, and Executive Vice President/Chief Credit Officer 14.7%) multiplied by the average annual cash compensation earned by each executive during the three (3) completed calendar years preceding the executive’s termination of employment.  We believe providing SERP benefits to our top management is consistent with the retirement benefits provided to similarly situated executives in our peer group.  See “Executive Compensation—Retirement Benefits”.

Employment and Change in Control Agreements

We currently maintain an employment agreement with our Chief Executive Officer/President that we believe is consistent with the agreements provided to senior executive officers in our peer group.  The Compensation/Human Resource Committee believes that the employment agreement with our Chief Executive Officer/President serves the interests of our Company and its shareholders by providing stability in management, outlining the terms and conditions of employment and ensuring that if a change in control is ever under consideration, our Chief Executive Officer/President will be able to advise our board of directors about the potential transaction in the best interests of shareholders, without being unduly influenced by personal considerations of losing his job.  See “Executive Compensation—Employment Agreements”.

In addition to the employment agreement with our Chief Executive Officer/President, we also maintain change in control agreements with our Chief Credit Officer and our Chief Operating Officer/Chief Financial Officer.  These change in control agreements provide the executives with certain protections and benefits in the event of a change in control and help maintain stability in management during a change in control transaction.  See “Executive Compensation—Change in Control Agreements”.

Role of Compensation/Human Resource Committee

The Compensation/Human Resource Committee reviews and approves all of the elements of compensation for our Chief Executive Officer/President, Executive Vice President and Chief Operating Officer/Chief Financial Officer and Executive Vice President/Chief Credit Officer annually to ensure we are competitive in the market place and that the mix of benefits accurately reflects our compensation philosophy.  The Compensation/Human Resource Committee operates under a written charter that establishes its responsibilities.  The Compensation/Human Resource Committee reviews the charter annually to ensure that the scope of the charter is consistent with the Compensation/Human Resource Committee’s role.  Under the charter, the Compensation/Human Resource Committee is also charged with general responsibility for the oversight and administration of the Bank and Company sponsored compensation and benefit plans.  The charter also authorizes the Compensation/Human Resource Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.

When making compensation decisions, the Compensation/Human Resource Committee considers salary survey data to understand compensation paid to similarly situated executives in our peer group.  See “Peer Group” for a list of the publicly traded financial institutions that make up our peers.  In addition to peer data, our Compensation/Human Resource Committee also looks at internal pay equity, individual and company performance and relative shareholder return when making compensation decisions.

Role of Management

Management provides data, analyses, input and recommendations to the Compensation/Human Resource Committee through our Chief Executive Officer/President.  The Compensation/Human Resource Committee gives significant weight to our Chief Executive Officer/President’s evaluation of each named executive officer’s performance and recommendation of appropriate compensation.  However, our Chief Executive Officer/President does not participate in any decisions relating to his own compensation.  The Senior Vice President, Human Resource Manager provides our Chief Executive Officer/President with salary survey data for purposes of considering base pay adjustments for our Senior Vice President/Chief Lending Officer and our Senior Vice President/Chief Retail Banking Officer.

Role of Compensation Consultant

The Compensation/Human Resource Committee did not engage an independent compensation consultant in 2013, however, the Committee did utilize survey data provided by SNL Financial and L.R. Webber Associates, Inc. to evaluate the salary ranges and incentive awards for our named executive officers.

Peer Group

The Compensation/Human Resources Committee considers information about the practices and financial performance of its peers when making compensation decisions.  The Compensation/Human Resources Committee reviews our peer group and determines if adjustments are necessary to reflect the business model and demographics of the Company.  In 2013, our peer group consisted of the following companies which consist primarily of community banks and thrifts in Pennsylvania and New York with total assets between $500 million and $2.1 billion:

Financial Institution	Location	State
Adams County National Bank	Gettysburg	PA
Chemung Canal Trust Company	Elmira	NY
Citizens and Northern	Wellsboro	PA
CNB Bank	Clearfield	PA
Elmira Savings Bank	Elmira	NY
First Keystone National Bank	Berwick	PA
F&M Trust	Chambersburg	PA
Orrstown Bank	Shippensburg	PA
Jersey Shore State Bank	Williamsport	PA
Penn Security Bank & Trust	Scranton	PA
Peoples Neighborhood Bank	Hallstead	PA
QNB Bank	Quakertown	PA
3rd Federal Bank	Newtown	PA
AmeriServ Financial	Johnstown	PA

Ephrata National Bank	Ephrata	PA
Mid Penn Bank	Millersburg	PA
First Columbia Bank & Trust Company	Bloomsburg	PA
Dime Bank	Honesdale	PA
First National Community Bank	Dunmore	PA
Wayne Bank	Honesdale	PA
Somerset Trust Company	Somerset	PA
First Summit Bank	Johnstown	PA
ESSA Bank & Trust	Stroudsburg	PA
Fidelity Bank	Dunmore	PA

Executive Perquisites

We annually review the perquisites that we make available to our named executive officers.  The primary perquisites for our named executive officers are certain club dues.

Stock Ownership Guidelines

We do not maintain stock ownership guidelines for our named executive officers.  However, all of our named executive officers participate in our Annual Incentive Plan and we believe they maintain a meaningful interest in our Company stock through their participation in the plan and through individual purchases outside the plan.  See “Stock Ownership” for information on Company stock owned by our named executive officers.

Tax and Accounting Considerations

In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure an understanding of the financial impact of the program on the Company and the Bank.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information concerning the total compensation awarded, earned or paid to the principal executive officer and principal financial officer of the Company and our three other most highly compensated executives.  These five officers are referred to as our “named executive officers” in this proxy statement

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Randall E. Black CEO & President of the Company and Bank	2013 2012 2011	312,308 283,846 256,154	5,000 - 2,500	47,680 49,380 43,289	- 82,142 91,476	53,636 19,938 44,640	22,076 17,702 21,148	440,700 453,008 459,207
Mickey L. Jones Executive Vice President, Chief Operating Officer, CFO & Treasurer of the Company and Bank	2013 2012 2011	190,692 177,154 164,039	1,000 1,000 1,500	22,755 22,037 19,571	- 40,483 41,741	27,984 19,019 38,972	13,006 10,751 9,464	255,437 270,444 275,287

Terry B. Osborne Executive Vice President Chief Credit Officer & Secretary of the Company and the Bank	2013 2012 2011	192,628 187,077 184,039	1,000 1,000 1,500	15,379 15,805 20,505	- 30,376 30,556	102,573 37,070 102,290	12,669 11,525 11,475	324,249 282,853 350,365
Jeffrey L. Wilson Senior Vice President, Chief Lending Officer of the Bank	2013 2012 2011	125,000 120,000 113,500	- - -	9,155 6,826 5,827	- 15,163 13,645	35,806 15,866 14,207	7,986 6,085 5,497	177,947 163,940 152,676
Jeffrey B. Carr Senior Vice President, Chief Retail Banking Officer of the Bank	2013	122,174	-	7,858	-	12,461	6,131	148,624

(1)
Reflects the aggregate grant date fair value computed in accordance with Financial Accounting Board Accounting Standards Codification Topic 718 – Share Based Payment based on a per share price of $48.21 on the date of grant.  For 2013, stock award amounts for Mr. Black represent a grant of 989 restricted stock awards that vest in three equal annual installments commencing on April 12, 2014 awarded upon the achievement of certain performance goals set forth in the Company’s Annual Incentive Plan and granted in 2013.  For 2013, stock award amounts for Mr. Jones represent a grant of 472 restricted stock awards that vest in three equal annual installments commencing on April 12, 2014 awarded upon the achievement of certain performance goals set forth in the Company’s Annual Incentive Plan and granted in 2013.   For 2013, stock award amounts for Mr. Osborne represent a grant of 319 restricted stock awards that vest in three equal annual installments commencing on April 12, 2014 awarded upon the achievement of certain performance goals set forth in the Company’s Annual Incentive Plan and granted in 2013.  For 2013, stock award amounts for Mr. Wilson represent a grant of 165 restricted stock awards that vest in three equal annual installments commencing on April 12, 2014 awarded upon the achievement of certain performance goals set forth in the Company’s Annual Incentive Plan and granted in 2013, as well as 25 shares received for years of service based on a per share price of $48.00.  For 2013, stock award amounts for Mr. Carr represent a grant of 163 restricted stock awards that vest in three equal annual installments commencing on April 12, 2014 awarded upon the achievement of certain performance goals set forth in the Company’s Annual Incentive Plan and granted in 2013.  See “2006 Restricted Stock Plan” for other terms and conditions of restricted stock awards.

(2)
Represents cash awards earned by each executive under the Annul Incentive Plan.  See “Grants of Plan-Based Awards During 2013” for a description of the material terms of the Annual Incentive Plan and the criteria for receiving an incentive award.

(3)	Represents an increase in pension value for each executive officer.

Employment Agreement

The Company and the Bank maintain an employment agreement with our Chief Executive Officer/ President.  The employment agreement provides for a three-year term, which automatically renews on June 1st of each year to maintain a three-year term, unless either party notifies in writing the other party at least 90 days prior to June 1st of such party’s intent not to renew the agreement beyond the existing term, or the agreement is terminated by the Company, the Bank or our Chief Executive Officer/President in accordance with its terms.  The employment agreement provides for an annual salary review, however in no event may the base salary be reduced below the base salary in effect at the time of such review.  Our Chief Executive Officer/President’s current base salary under his employment agreement is $320,000.  In addition to base salary, the employment agreement provides for, among other things, participation in various employee benefit plans as well as furnishing certain fringe benefits available to similarly-situated executive personnel.

The employment agreement contains a restrictive covenant which prohibits our Chief Executive Officer/ President from engaging in employment that would compete with the services provided by the Company and the Bank.  In addition, the restrictive covenant contains a non-solicitation clause.  The duration of the restrictive covenant varies based on the circumstances of the executive’s termination of employment.  In the event our Chief Executive Officer/President is terminated by the Company or the Bank for Cause (as defined in the agreement) the term of the restrictive covenant is one (1) year from the executive’s termination date.  In the event the executive voluntarily resigns with or without Good Reason (as defined in the agreement) or the Company or Bank terminates his employment without Cause, the term of the restrictive covenant will be two (2) years from his termination date.  In the event of termination following a Change in Control (as defined in the agreement) which results in the payment of severance under the employment agreement, the executive will be subject to the restrictive covenant for a period of three (3) years following his termination of employment.  The employment agreement provides for an exception to the restrictive covenant in the event the executive’s employment is terminated by the Company or the Bank for Cause or he terminates his employment for Good Reason.  Under these circumstances, the executive may engage in the practice of public accounting and will not be deemed in violation of the restrictive covenant in his employment agreement.  See “Executive Compensation - Potential Post-termination Benefits” for information on termination benefits provided under the employment agreement.

Change in Control Agreements

The Bank maintains (and the Company serves as guarantor) change in control agreements with our Executive Vice President and Chief Operating Officer/Chief Financial Officer and Executive Vice President/Chief Credit Officer. Each agreement provides for a three-year term, which automatically renews on January 19th of each year to maintain a three-year term, unless either party notifies in writing the other party at least 90 days prior to January 19th of such party’s intent not to renew the agreement beyond the existing term, or the agreement is terminated by the Bank or Executive for reasons set forth in the agreement.

Grants of Plan-Based Awards During 2013

2013 Annual Incentive Plan. The following table provides information on the estimated payouts that may be awarded to our named executive officers upon the achievement of performance goals under the 2013 Annual Incentive Plan.    Annual incentive awards are distributed in a combination of cash and stock to our named executive officers.  Once distributed, restricted stock awards earned under the 2013 Annual Incentive Plan are subject to the terms and conditions of our 2006 Restricted Stock Plan.

		Estimated Future Payouts			Estimated Future Payouts
		Under Non-Equity Incentive			Under Equity Incentive
		Plan Awards(1)			Plan Awards(1)(2)
	Grant Date(3)	Threshold	Target	Maximum	Threshold	Target	Maximum

Randall E. Black	7/16/2013	-	$56,000	$99,200	-	$24,000	$60,800
Mickey L. Jones	7/16/2013	-	$27,195	$48,563	-	$11,655	$29,138
Terry B. Osborne	7/16/2013	-	$20,530	$37,149	-	$8,798	$21,507
Jeffrey L. Wilson	7/16/2013	-	$8,750	$19,375	-	$3,750	$11,875
Jeffrey B. Carr	7/16/2013	-	$8,552	$18,937	-	$3,665	$11,607

(1)	These columns illustrate the possible payouts for each of our named executive officers under our 2013 Annual Incentive Plan.
(2)	A portion of the incentive opportunity under the 2013 Annual Incentive Plan is payable in Company common stock. The actual number of shares will be determined when the award is distributed.
(3)	Represents the date the Company determined the potential payouts under the 2013 Annual Incentive Plan.

We maintain the 2013 Annual Incentive Plan for the purpose of aligning the employee incentive goals with our overall strategic plan.  The 2013 Annual Incentive Plan requires participants to satisfy three components:  corporate goals; departmental/branch goals; and individual performance goals. Our 2013 Company/Bank performance goals consisted of return on equity compared with a regional peer group (using a three year average for 2013), return on assets compared with a regionalized peer group (using a three year average for 2013), earnings per share growth compared to bank growth goals (also using a three year average for 2013), efficiency ratio targets (compared to peer group using a three year average for 2013), credit quality targets (compared to peer group using a three year average for 2013), total shareholder return targets (compared to peer group using a three year average for 2013) and regulatory performance measurements.  Branch goals included various measures, most notably loan and deposit growth, and branch profitability targets.  Departmental goals included various projects, strategic initiatives and work performance measurements.  The individual component was based upon the individual employee’s performance appraisal.  The plan’s components have varying weights assigned as well as varying award opportunities based upon job function.  The performance period for the 2013 Annual Incentive Plan began on January 1,

2013 and ended on December 31, 2013.  For 2013, the weighting for Mr. Black’s incentive award was 80% corporate goals, 10% branch/departmental goals and 10% individual performance, with a maximum payout of 50% of eligible compensation.  For 2013, the weighting for Mr. Jones’ incentive award was 70% corporate goals, 20% branch/departmental goals and 10% individual performance, with a maximum payout of 40% of eligible compensation.  For 2013, the weighting for Mr. Osborne’s incentive award was 60% corporate goals, 30% branch/departmental goals and 10% individual performance, with a maximum payout of 30% of eligible compensation.  For the other named executives, Messrs. Wilson and Carr, the weighting for 2013 was 50% corporate goals, 40% branch/departmental goals and 10% individual performance, with a maximum payout of 25% of eligible compensation.  For named executive officers, incentive payments are made in cash and in the form of restricted stock, which vest ratably over a three-year period commencing on the first anniversary of the date of grant and continuing each anniversary date.  For Mr. Black in 2013, the first 30% of eligible compensation will be distributed 70% in cash and 30% in restricted stock and any amount over 30% will be split equally between cash and restricted stock.  For Mr. Jones in 2013, the first 25% of eligible compensation will be distributed 70% in cash and 30% in restricted stock and any amount over 25% will be split equally between cash and restricted stock.  For Mr. Osborne in 2013, the first 20% of eligible compensation will be distributed 70% in cash and 30% in restricted stock and any amount over 20% will be split equally between cash and restricted stock.  For the other named executives in 2013, the first 15% of eligible compensation will be distributed 70% cash and 30% restricted stock, any amount over 15% will be split equally between cash and restricted stock.  The awards of restricted stock under the 2013 Annual Incentive Plan are subject to the terms and conditions of the 2006 Restricted Stock Plan once issued.

2006 Restricted Stock Plan.    We maintain the 2006 Restricted Stock Plan (the “Plan”) for the purpose of attracting and retaining superior people and aligning our employees and non-employee directors with our shareholders’ interests.  Employees and non-employee directors are eligible to participate in the Plan.  The Compensation/Human Resource Committee administers the Plan and determines the terms and conditions of each restricted stock award, subject to the terms of the Plan.   In general, vesting of restricted stock awards under the Plan is tied to continued service and/or satisfaction of performance goals determined under our Annual Incentive Plan, however, a participant becomes fully vested in his or her outstanding restricted stock awards upon the occurrence of a “change in control” or “involuntary termination without cause” or upon the participant’s death or "disability" (as such terms are defined in the Plan).

Outstanding Equity Awards at December 31, 2013

The following table sets forth information concerning stock awards granted to our named executive officers that have not vested as of December 31, 2013.  No stock options were outstanding at December 31, 2013.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)
Randall E. Black	2,263(2)	$122,202
Mickey L. Jones	1,042(3)	$56,268
Terry B. Osborne	786(4)	$42,444
Jeffrey L. Wilson	340(5)	$18,360
Jeffrey B. Carr	289(6)	$15,606

(1)	Based upon the Company’s closing stock price of $54.00 on December 31, 2013.
(2)
Includes 989 shares that vest in three equal annual installments commencing on April 12, 2014, 887 shares that vest in two equal installments on May 1, 2014 and May 1, 2015, and 387 shares that will vest on March 24, 2014.

(3)
Includes 472 shares that vest in three equal annual installments commencing on April 12, 2014, 396 shares that vest in two equal installments on May 1, 2014 and May 1, 2015, and 174 shares that will vest on March 24, 2014.

(4)
Includes 319 shares that vest in three equal annual installments commencing on April 12, 2014, 284 shares that vest in two equal installments on May 1, 2014 and May 1, 2015, and 183 shares that will vest on March 24, 2014.

(5)
Includes 165 shares that vest in three equal annual installments commencing on April 12, 2014, 123 shares that vest in two equal installments on May 1, 2014 and May 1, 2015, and 52 shares that will vest on March 24, 2014.

(6)
Includes 163 shares that vest in three equal annual installments commencing on April 12, 2014, 63 shares that vest in two equal installments on May 1, 2014 and May 1, 2015, and 63 shares that will vest on March 24, 2014.

Stock Vested During 2013

The following table sets forth information concerning stock awards that vested during the year ended December 31, 2013 for each of our named executive officers.  No stock options were acquired or exercised during the year ended December 31, 2013.

Name	Number of Shares or Units of Stock Acquired On Vesting	Value Realized on Vesting
Randall E. Black(1)	1,300	$63,773
Mickey L. Jones(2)	601	$29,467
Terry B. Osborne(3)	573	$28,023
Jeffrey L. Wilson(4)	117	$5,791
Jeffrey B. Carr(5)	180	$8,783

(1)	Includes 470 shares that vested on March 12, 2013 at $48.21 per share, 386 shares that vested on March 24, 2013 at $49.00 per share, and 444 shares that vested on May 1, 2013 at $50.00 per share.
(2)	Includes 228 shares that vested on March 12, 2013 at $48.21 per share, 175 shares that vested on March 24, 2013 at $49.00 per share, and 198 shares that vested on May 1, 2013 at $50.00 per share.
(3)	Includes 248 shares that vested on March 12, 2013 at $48.21 per share, 183 shares that vested on March 24, 2013 at $49.00 per share, and 142 shares that vested on May 1, 2013 at $50.00 per share.
(4)	Includes 4 shares that vested on March 12, 2013 at $48.21 per share, 52 shares that vested on March 24, 2013 at $49.00 per share, and 61 shares that vested on May 1, 2013 at $50.00 per share.
(5)	Includes 86 shares that vested on March 12, 2013 at $48.21 per share, 63 shares that vested on March 24, 2013 at $49.00 per share, and 31 shares that vested on May 1, 2013 at $50.00 per share.

Retirement Benefits

Account Balance Pension Plan.   Effective January 1, 2008, the Bank converted its traditional noncontributory tax-qualified defined benefit pension plan into a tax-qualified account balance pension plan, which is referred to as a cash balance plan.  Participants in the former pension plan who were eligible employees (as defined in the plan) automatically became participants in the cash balance plan.  Under the cash balance plan, a participant’s account is the sum of the participant’s opening balance (which is his or her benefit under the former defined benefit plan) and annual allocations and interest credits.  The Bank credits each participant with an annual allocation if the participant has at least 1,000 hours of service with the Bank during the plan year.  Each annual allocation is determined based on a percentage of the participant’s “compensation” (as defined in the plan) and varies based on a participant’s age. Annual cash balance plan allocations range between 3% and 8% of participant compensation.

Supplemental Executive Retirement Agreement.  The Bank maintains a non tax-qualified supplemental executive retirement agreements (“SERPs”) with its President/Chief Executive Officer, Chief Operating Officer/ Chief Financial Officer and its Chief Credit Officer (collectively the “executives”). The SERPs provide each executive with an annual retirement benefit for a period of 15 years following separation from service (other than for cause) on or after attaining age 62. This retirement benefit equals a benefit percentage (16.4%, 14.7% and 13.6% for our President/Chief Executive Officer, Chief Credit Officer and Chief Operating Officer/Chief Financial Officer, respectively) multiplied by the average annual cash compensation during the three completed calendar years preceding the termination of employment.  Subject to the terms of the SERP, the executive may elect to receive the retirement benefit in an actuarially equivalent lump sum payment.  All of our named executive officers are 100% vested in their SERP benefit.

Pension Benefits at December 31, 2013

The following table sets forth the actuarial present value of each named executive officer’s accumulated benefit under our tax-qualified and non tax-qualified defined benefit plans, along with the number of years of credited service under the respective plans.  No distributions were made under the plans in 2013.  All of our named executive officers participate in our Account Balance Pension Plan and Mr. Black, Mr. Osborne and Mr. Jones participate in the SERP.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Randall E. Black	First Citizens Community Bank Account Balance Pension Plan	21	256,461
	Supplemental Executive Retirement Plan	21	455,308
Mickey L. Jones	First Citizens Community Bank Account Balance Pension Plan	10	131,210
	Supplemental Executive Retirement Plan	10	257,482
Terry B. Osborne	First Citizens Community Bank Account Balance Pension Plan	38	685,399
	Supplemental Executive Retirement Plan	38	332,814
Jeffrey L. Wilson	First Citizens Community Bank Account Balance Pension Plan	26	174,461
Jeffrey B. Carr	First Citizens Community Bank Account Balance Pension Plan	12	46,767

Potential Post-Termination Benefits

Payments Made Upon Termination by the Company for Cause. Under the terms of the employment and change in control agreements, our contracted named executive officers will receive no severance payments in the event of termination for cause.  In addition, a termination for cause will also result in the forfeiture of all unvested stock awards.  Further, participants in the 2013 Annual Incentive Plan forfeit all rights to incentive opportunities as a result of termination for cause.  SERP participants will receive their vested benefit upon termination for cause.

Payments Made Upon Termination by the Company Without Cause or by the Executive for Good Reason.  In the event that the Company or the Bank chooses to terminate Mr. Black’s employment for reasons other than for cause or, in the event of Mr. Black’s resignation from the Company or the Bank for good reason, the Company shall pay Mr. Black a lump sum amount equal to and no greater than two (2) times Mr. Black’s base salary, minus applicable taxes and withholdings. In addition, for a period of one (1) year from the date of termination, Mr. Black shall receive continued health, life and disability insurance coverage under the same terms in effect during the one year prior to his termination.   Except as provided below, Mr. Jones and Mr. Osborne receive no benefit under their change in control agreements in the event the Company terminates them without cause or the executives terminate employment for good reason. All outstanding restricted stock awards will vest if the executive is terminated without cause.  Participants in the 2013 Annual Incentive Plan must be employed by the Bank on the date the benefits are paid.  Therefore, if a participant terminates employment without cause or for good reason prior to payment under the 2013 Management Incentive Plan, all rights to plan benefits are forfeited, unless otherwise determined by the Committee administering the plan.  SERP participants will receive their vested benefit upon termination by the Company without cause or by the executive for good reason.

Payments Made Upon Disability. Under the terms of Mr. Black’s employment agreement, if his employment is terminated due to a disability, Mr. Black will be entitled to the same benefit as provided by the

Company’s long term disability plan. Mr. Jones and Mr. Osborne receive no benefit under their change in control agreements in the event the executives are terminated due to a disability; however, the executives will receive a benefit under the Company’s long term disability plan if they meet the requirements of the plan upon termination.  All unvested stock awards vest upon termination of employment due to disability.  If a participant in the 2013 Annual Incentive Plan terminates his or her service with the Bank due to a disability prior to distribution of the award, the executive’s award will be prorated based on the period of active employment with the Bank.  SERP participants will receive their vested benefit upon termination due to disability.

Payments Made Upon Death. Under the employment agreements, Mr. Black’s estate is entitled to receive any compensation accrued, but unpaid, as of the date of the executive’s death. Mr. Jones and Mr. Osborne receive no death benefit under their change in control agreements. All unvested stock awards vest upon death of an award recipient.  In addition, if a participant in the 2013 Annual Incentive Plan dies prior to distribution of an award, the executive’s award will be prorated based on the period of active employment with the Bank.  Each SERP participant’s beneficiary will receive his vested benefit upon death.

Payments Made Upon a Change in Control.  In the event of a termination of employment in connection with a change in control, Mr. Black’s employment agreement provides the executive with a lump sum amount equal to 2.99 times his base salary.  In addition, for a period of 18 months from the date of termination or until Mr. Black secures substantially similar benefits through other employment, whichever shall occur first, Mr. Black is entitled to continued health, life and disability insurance coverage under the same terms in effect during the one year prior to his termination.

Under the change in control agreement, if, within one year following a change in control (as defined in the agreement), Mr. Jones or Mr. Osborne is involuntarily terminated, the executive’s title, responsibilities, or salary are reduced, or for reductions or changes in the executive’s duties, location of employment or benefits as set forth in the agreement, the executive shall be entitled to receive a lump sum amount equal to one time the executive’s base salary.  In addition, for a period of 18 months from the date of termination or until the executive secures substantially similar benefits through other employment, whichever shall occur first, the executive shall receive a continuation of health care, life and disability insurance in effect prior to his termination.

Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times an individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control (the “Section 280G Limitation”).  An individual’s base amount is equal to an average of the individual’s Form W-2 compensation for the five years preceding the year a change in control occurs (or such lesser number of years if the individual has not been employed for five years).  Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and the employer may not deduct such amount for federal tax purposes.  The employment and change in control agreements limit payments made to the executives in connection with a change in control to amounts that will not exceed the limits imposed by Section 280G.

In addition, all outstanding restricted stock awards will vest upon a change in control and SERP participants will receive their accrued benefit upon termination of employment.  The SERP benefit will be calculated as if the SERP participant attained his normal retirement age as of the date of change in control.

Payments Upon Retirement.  In addition to the tax-qualified retirement benefits and non-qualified retirement benefits set forth in “Pension Benefits” above, participants in the 2013 Annual Incentive Plan who retire from the Bank will receive a prorated payout based on the period of the participant’s active employment only.

Potential Post-Termination Benefits Table. The amount of compensation payable to each named executive officer upon the occurrence of certain events is noted in the table below.  The amounts shown assume that such termination was effective as of December 31, 2013, and thus include amounts earned through such time and are estimates of the amounts that would be paid to the executives upon their termination.  The amounts shown relating to unvested stock awards are based on $54.00 per share, which was the fair market value of Company common stock on December 31, 2013.  The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.  The tables do not include the executives' account balances in the Bank’s tax-qualified retirement plan to which each executive has a non-forfeitable interest.

	Randall E. Black	Mickey L. Jones	Terry B. Osborne	Jeffrey L. Wilson	Jeffrey B. Carr
Death:
Employment Agreement	-	-	-	-	-
Change in Control Agreement	-	-	-	-	-
SERP(1)	$455,308	$257,482	$332,814	-	-
Equity Awards	$122,202	$56,268	$ 42,444	$21,006	$18,252

Disability:
Employment Agreement	-	-	-	-	-
Change in Control Agreement	-	-	-	-	-
SERP(2)	$455,308	$257,482	$332,814	-	-
Equity Awards	$122,202	$56,268	$42,444	$21,006	$18,252

Retirement or Voluntary Termination Without Good Reason:
Employment Agreement	-	-	-	-	-
Change in Control Agreement	-	-	-	-	-
SERP(3)	$455,308	$257,482	$332,814	-	-
Equity Awards	-	-	-	-	-

Termination By Company For Cause:
Employment Agreement	-	-	-	-	-
Change in Control Agreement	-	-	-	-	-
SERP	$455,308	$257,482	$332,814	-	-
Equity Awards	-	-	-	-	-

Voluntary Termination by Executive For Good Reason:
Employment Agreement(4)	$653,018	-	-	-	-
Change in Control Agreement	-	-	-	-	-
SERP(3)	$455,308	$257,482	$332,814	-	-
Equity Awards	-	-	-	-	-

Termination By Company without Cause:
Employment Agreement(4)	$653,018	-	-	-	-
Change in Control Agreement	-	-	-	-	-
SERP(3)	$455,308	$257,482	$332,814	-	-
Equity Awards	$122,202	$56,268	$42,444	-	-

Termination in Connection with a Change-in-Control(5):
Employment Agreement(4)	$976,327	-	-	-	-
Change in Control Agreement(4)	-	$208,160	$209,762	-	-
SERP(1)	$455,308	$257,482	$332,814	-	-
Equity Awards	$122,202	$56,268	$42,444	$21,006	$18,252

(1)	Represents the executive’s normal retirement benefit under the arrangement, regardless of his age at the time of separation from service or death.
(2)	Represents the value of the executive’s early retirement benefit which fully vests upon his termination due to disability.
(3)
The executive had not attained age 62, therefore his benefit represents his vested early retirement benefit based on the extent to which his normal retirement benefit should be accrued by the Bank under generally accepted accounting principles as of the date of his termination of employment.

(4)	Amount includes base compensation and the value of continued health, life and disability coverage for the period of time specified in the agreement.
(5)
The amount shown does not reflect adjustments that would be made to the executive’s total change in control severance payment to ensure the executive’s severance payment would not be deemed an “excess parachute payment” under Section 280G of the Internal Revenue Code.

OTHER INFORMATION RELATING TO DIRECTORS AND EXECUTIVE OFFICERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than 10% of the Company’s common stock, to file reports of ownership and changes of ownership with the Securities and Exchange Commission.  Executive officers, directors and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on the Company’s review of the copies of the reports it has received and written representations provided to it from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in the Company’s common stock during the year ended December 31, 2013.

Policies and Procedures for Approval of Related Persons Transactions

The Company maintains a Policy and Procedures Governing Related Persons Transactions, which is a written policy and set of procedures for the review and approval or ratification of transactions involving related persons. Under the policy, related persons consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than five percent of any outstanding class of voting securities of the Company, or immediate family members or certain affiliated entities of any of the foregoing persons.

Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which:

•           the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year;
•           the Company is, will or may be expected to be a participant; and
•           any related person has or will have a direct or indirect material interest.

The policy excludes certain transactions, including:

•	any compensation paid to an executive officer of the Company if the Compensation/Human Resource Committee of the Board of Directors approved (or recommended that the Board approve) such compensation;
•	any compensation paid to a director of the Company if the Board or an authorized committee of the Board approved such compensation; and
•
any transaction with a related person involving consumer and investor financial products and services provided in the ordinary course of the Company’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties or to the Company’s employees on a broad basis (and, in the case of loans, in compliance with the Sarbanes-Oxley Act of 2002).

Related person transactions will be approved or ratified by the Audit and Examination Committee. In determining whether to approve or ratify a related person transaction, the Audit and Examination Committee will consider all relevant factors, including:

•	whether the terms of the proposed transaction are at least as favorable to the Company as those that might be achieved with an unaffiliated third party;
•	the size of the transaction and the amount of consideration payable to the related person;
•	the nature of the interest of the related person;
•	whether the transaction may involve a conflict of interest; and
•	whether the transaction involves the provision of goods and services to the Company that are available from unaffiliated third parties.

A member of the Audit and Examination Committee who has an interest in the transaction will abstain from voting on the approval of the transaction but may, if so requested by the Chair of the Committee, participate in some or all of the discussion relating to the transaction.

Transactions with Related Persons

Loans and Extensions of Credit.  The Bank makes loans to persons affiliated with the Company and the Bank in the normal course of its business.  During 2013, all Bank loans to related persons (as defined under Securities and Exchange Commission rules) were made in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons not related to the Bank and did not involve more than the normal risk of collectability or present other unfavorable features.

The Company's policies require that any loan to a director that would cause his/her aggregate loan relationship to exceed $200,000 be approved in advance by a majority of the disinterested members of the Board of Directors.  Any loan to an executive officer in the aggregate greater than $100,000 must be approved in advance by a majority vote of the Board of Directors.

SUBMISSION OF BUSINESS PROPOSALS AND SHAREHOLDER NOMINATIONS

The Company must receive proposals that shareholders seek to include in the Proxy Statement for the Company’s next Annual Meeting no later than November 6, 2014.  If next year’s Annual Meeting is held on a date more than 30 calendar days from April 15, 2015, a shareholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such Annual Meeting.  Any shareholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s Bylaws provide that for a shareholder to make nominations for the election of directors or proposals for business to be brought before a meeting of shareholders, a shareholder must deliver written notice of such nominations and/or proposals to the Corporate Secretary not less than 90 days and not more than 120 days before the date of the meeting; provided that if less than 100 days notice or prior public disclosure of the meeting is given or made to shareholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the meeting was mailed to shareholders or such public disclosure was made.

SHAREHOLDER COMMUNICATIONS

The Company encourages shareholder communications to the Board of Directors and/or individual directors.  Communications regarding financial or accounting policies may be made to the Chairman of the Audit and Examination Committee, E. Gene Kosa, at First Citizens Community Bank, 15 South Main Street, Mansfield, Pennsylvania 16933.  Other communications to the Board of Directors may be made to the Chairman of the Governance and Nomination Committee, Mark L. Dalton, at First Citizens Community Bank, 15 South Main Street, Mansfield, Pennsylvania 16933.  Communications to individual directors may be made to such director at the principal office at First Citizens Community Bank, 15 South Main Street, Mansfield, Pennsylvania 16933.

MISCELLANEOUS

The Company will pay the cost of this proxy solicitation.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company common stock.  In addition to soliciting proxies by mail, directors, officers and regular employees of the Company may solicit proxies personally, by email or by telephone without receiving additional compensation.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, WITHOUT EXHIBITS, FOR THE YEAR ENDED DECEMBER 31, 2013, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO PERSONS WHO WERE SHAREHOLDERS AS OF THE CLOSE OF BUSINESS ON FEBRUARY 24, 2014 UPON WRITTEN REQUEST TO MICKEY L. JONES, TREASURER, CITIZENS FINANCIAL SERVICES, INC., 15 SOUTH MAIN STREET, MANSFIELD, PENNSYLVANIA 16933-1590.

If you and others who share your address own shares in street name, your broker or other holder of record may be sending only one Annual Report on Form 10-K and Proxy Statement to your address.  This practice, known as “householding,” is designed to reduce our printing and postage costs.  However, if a shareholder residing at such an address wishes to receive a separate Annual Report on Form 10-K or Proxy Statement in the future, he or she should contact the broker or other holder of record.  If you own your shares in street name and are receiving multiple copies of our Annual Report on Form 10-K and Proxy Statement, you can request householding by contacting your broker or other holder of record.

Our proxy materials are available over the Internet.  Go to the Website www.proxyvote.com, enter your 12 digit control number, which is printed in the box marked by the arrow, look for Links to 2014 Shareholder Materials, and then click the Proxy Materials link to view our proxy materials.  Alternatively, you may visit www.firstcitizensbank.com and click on Investor Relations.

                BY ORDER OF THE BOARD OF DIRECTORS

                /s/Randall E. Black

                Randall E. Black
                CHIEF EXECUTIVE OFFICER AND PRESIDENT

Mansfield, Pennsylvania
March 6, 2014

CITIZENS FINANCIAL SERVICES, INC.
C/O BROADRIDGE
PO BOX 1342
BRENTWOOD, NY 11717

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1
1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Alternatively, you may visit www.firstcitizensbank.com and click on the Vote Proxy button.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME	
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

CONTROL # → 000000000000

SHARES

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following Board Nominees for Class 3 Directors:

1. Election of Directors
   Nominees

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Randall E. Black 02 R. Lowell Coolidge 03 Rinaldo A. DePaola

02 0000000000

The Board of Directors recommends you vote FOR the following proposal:

	Yes	No
Please indicate if you plan to attend the meeting and buffet luncheon	☐	☐

	Yes	No
1 Person	☐	☐
2 People	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000193904_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

REVOCABLE PROXY
CITIZENS FINANCIAL SERVICES, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The shareholder signing this proxy card appoints Terry B. Osborne and Robert B. Mosso, or either of them acting in the absence of the other, as proxyholders, each with the power to appoint his substitute, and authorizes them to represent and to vote, as designated below, all of the shares of the common stock, $1.00 par value per share, of Citizens Financial Services, Inc. that the shareholder holds of record on February 24, 2014, at the Annual Meeting of Shareholders of Citizens Financial Services, Inc. to be held on April 15, 2014, and at any adjournment thereof.

THIS PROXY, WHEN PROPERLY SIGNED AND DATED BY YOU, WILL BE VOTED IN THE MANNER YOU DIRECT ON THIS CARD. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE LISTED NOMINEES, FOR THE PROPOSAL TO RATIFY ACCOUNTANTS, AND IN THE DISCRETION OF THE PROXYHOLDERS NAMED IN THIS PROXY, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT.

THIS PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

Continued and to be signed on reverse side

0000193904_2 R1.0.0.51160